EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Telephone and Data Systems, Inc. of our report dated February 25, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2019 Annual Report to Shareholders, which is incorporated by reference in Telephone and Data Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
August 6, 2020